EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of December, 2015, by and among Thomas M. Vertin (the “Executive”), on the one hand, and Pacific Mercantile Bancorp, a California corporation (“PMB”) and Pacific Mercantile Bank, a California banking corporation (the “Bank”), on the other hand (Executive, PMB and the Bank collectively, the “Parties”).
RECITALS
WHEREAS, PMB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the primary supervision and regulation of the Board of Governors of the Federal Reserve System (“FRB”).
WHEREAS, Bank is a California chartered commercial bank and wholly-owned subsidiary of PMB, subject to the primary supervision and regulation of the California Department of Financial Institutions (“CDFI”) and the FRB by virtue of its membership in the Federal Reserve Bank of San Francisco.
WHEREAS, the parties previously entered into an Employment Agreement on September 24, 2012 (as amended, the “Prior Employment Agreement”).
WHEREAS, it is the intention of the Parties to enter into a new employment agreement for the purposes of assuring the services of Executive as the President and Chief Executive Officers of PMB and the Bank on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and representations contained herein, the Parties hereby agree as follows effective as of the Effective Date set forth below:
1.     Term. Bank and PMB (collectively and individually referring to each of the Bank and PMB (the “Employer”) hereby employ Executive, and Executive hereby accepts employment with Employer, under the terms of this Agreement. The term of this Agreement shall be for a period of three (3) years (the “Initial Term”), commencing as of January 1, 2016 (the “Effective Date”) subject to the termination provisions of Section 4. Upon the occurrence of the third annual anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional twelve (12) month term (each an “Extended Term”), subject to the termination provisions of Section 4, unless, not later than six (6) months prior to the expiration of the Initial Term, or any Extended Term, Employer or Executive shall have given notice to the other that the Initial Term or any Extended Term shall not be so extended. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term”. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period.” The Prior Employment Agreement is hereby superseded in its entirety as of the Effective Date.
2.     Employment.
(a)     Positions and Reporting. Executive shall be employed as the President and Chief Executive Officer of the Bank and PMB, respectively. During the Employment Period, Executive shall report directly to the boards of directors of the Bank and PMB (the “Board”), or a committee thereof, specifically authorized to direct the Executive. Executive shall also serve as a director of the Bank and PMB, subject to satisfaction of applicable election requirements during the Employment Period provided that Executive shall not be entitled to receive any additional compensation (excluding the payment or reimbursement of any expenses incurred by the Executive) for his services as a director of the Bank, PMB or any of their subsidiaries or affiliates.
(b)     Authority and Duties. Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are customarily associated with the position of President and Chief Executive Officer, and commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the bylaws of the Bank and PMB. During the Employment Period, Executive shall devote his full business time, skill and efforts to the business of Employer and shall not during the Employment Period engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board. Notwithstanding the foregoing, Executive may (i) serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board serve on the boards of directors of other corporations that are not involved in commercial banking or similar business activities; provided, however, Executive shall not directly or indirectly acquire, hold, or retain any beneficial interest in any business competing with or similar in nature to the business of Employer except passive shareholder investments in other financial institutions and their respective affiliates which no not exceed three percent (3%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

(c)     Executive hereby represents and agrees that the services to be performed hereunder are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.
3.     Compensation and Benefits.
(a)     Salary. During the Initial Term Executive shall receive an annual base salary of $400,000 payable in equal semimonthly payments (the “Base Salary”). Such Base Salary shall be subject to review in the eleventh (11th) month after the Effective Date, and at each anniversary of the Effective Date thereafter, or during Employee’s normal officer review period, for possible adjustment by the Board in its sole discretion based on various factors including, but not limited to, market conditions, the consolidated results of operations of PMB and the performance of Executive, but shall in no event be decreased from the level set forth above during the Initial Term. The base salary as increased shall be the “Base Salary” for all purposes of this Agreement. All payments of Base Salary shall be subject to applicable adjustments for withholding taxes, pro-rations for any partial payment periods and such other applicable payroll procedures of the Bank.
(b)     Salary Continuation During Disability. If Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Executive shall be paid the Base Salary otherwise payable to Executive pursuant to Section 3(a) of this Agreement, reduced by the amounts received by Executive from state disability insurance, or worker’s compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability. For purposes of this Section 3(b), “disability” shall be defined as provided in the Employer’s disability insurance program.
(c)     Cash Incentive Payments. Executive shall be eligible to receive annual incentive amounts in the form of cash awards based upon the satisfaction of performance criteria (the “Performance Goals”) that will be established by the Board in its sole discretion and in consultation with the Executive at the beginning of each year. The maximum target incentive payments available shall be up to 50% of Executive’s annual Base Salary then in effect, as determined in the sole discretion of the Board. Performance Goals will include goals consistent with the Bank’s business plan for the year, as established by the Bank’s management and subject to the review and approval of the Board. The final determinations as to the actual corporate and individual performance against the Performance Goals shall be made by the Board in its sole discretion. Executive’s bonus, if any, shall be paid in one lump sum to Executive at such time as other executive bonuses are paid, but in no event later than the 15th day of the third month following the year for which it is earned. Subject to any other agreements, the Board retains the discretion to determine whether a pro- rata bonus is appropriate if the Executive is terminated or leaves the employ of the Bank prior to the annual determination of bonuses. All cash incentive payments shall be subject to applicable adjustments for applicable withholding and payroll taxes. Notwithstanding any provision of any incentive plan or arrangement, no right of continued employment or any modification of the “at will” nature of Executive’s employment with Employer shall be conferred upon Executive thereunder or result therefrom.
(d)     Benefits. During the Employment Period, Executive shall receive such group life, disability, and health (including medical, dental, vision and hospitalization), accident and disability insurance coverage, pension and other benefits which Employer extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all benefit and other incentive plans of the Employer, on the same basis as other like employees of Employer.
(e)     Vacation. Executive shall accrue vacation at a rate of four (4) weeks per year during the Employment Period. Vacation shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations and business needs. Vacation will accrue in accordance with the Bank’s personnel policies.
(f)     Business Expenses. During the Employment Period, Employer shall promptly reimburse the Executive for all documented ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement. Executive shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of Employer, including expenses for entertainment, travel, conventions, and educational programs. All such expenses described above will be subject to compliance with applicable policies of Employer. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of Employer in effect from time to time.
(g)     Car Allowance. The Bank shall provide the Executive with a monthly automobile allowance of $1,250.00 per month during the Employment Period. Executive shall (A) obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and with such coverage in such amounts as may be reasonably acceptable to Employer, and (B) provide copies of such policies, endorsements or other evidence of insurance acceptable to Employer.

(h)     Club Membership. Executive and Employer agree that the Executive’s participation in the membership of a country club or similar club will assist in promoting Employer’s business. For this reason, Employer shall be reimburse Executive for the monthly dues and expenses related to such membership up to $850 per month, as well as those reasonable entertainment costs that are business related (without regard, however, to whether such costs are deductible for income tax purposes), provided that appropriate documentation is provided regarding the entertainment costs.
(i)     Stock Options. As of the first business day in January 2016, PMB shall grant to Executive a non-qualified stock option (the “Stock Option”) to purchase up to 100,000 of the PMB’s duly authorized and reserved shares of common stock pursuant to PMB’s 2010 Equity Incentive Plan (the “Plan”). The per share exercise price of such Stock Option shall be equal to the closing price, in regular trading, of a share of PMB’s common stock on The NASDAQ Stock Market on such date. The Stock Option shall have a maximum term of ten (10) years. The Stock Option shall vest as to thirty-three and one-third percent (33 1/3%) of the shares covered thereby on each of December 31, 2016, December 31, 2017 and December 31, 2018, subject to Executive’s continued service through the applicable vesting date. The Stock Option shall be evidenced by, and subject to, a stock option agreement in the form currently used by PBM for stock option grants under the Plan (the “Stock Option Agreement”). Notwithstanding any provision of the Plan, the Stock Option Agreement or this Agreement or any other stock option or equity award agreement to the contrary, no right of continued employment or any modification of the “at will” nature of Executive’s employment with Employer shall be conferred upon Executive thereunder or result therefrom.
4.     Termination of Employment.
(a)     Termination for Cause. The Board of Bank and/or PMB may terminate Executive’s employment hereunder for “Cause” or without “Cause.” For purposes of this Agreement, and subject to Executive’s opportunity to cure as provided in Section 4(c), termination for “Cause” shall mean (i) conviction of a crime directly related to his employment hereunder, (ii) conviction of a crime involving moral turpitude, (iii) willful and gross mismanagement of the business and affairs of Employer, (iv) willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of Bank or PMB, or the rules or regulations of or any final order issued by the FRB, the CDFI, or the Federal Deposit Insurance Corporation, and (v) breach of any material provision of this Agreement. For purposes of this Agreement, no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of Employer. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination, which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (which may be telephonic) finding that, in the good faith opinion of the Board, Executive engaged in conduct justifying termination for Cause and specifying the particulars thereof in detail. In the event employment of Executive is terminated pursuant to this Section 4(a), Employer shall have no further liability to Executive other than for compensation accrued and for reimbursement of business expenses incurred through the date of termination but not yet paid. Termination under this Section 4(a) shall not prejudice any remedy that the Employer may have at law, in equity, or under this Agreement.
(b)     Termination by Employer Without Cause or by Executive for Good Reason. Employer may terminate the employment of Executive without “Cause” (as defined in Section 4(a)) at any time during the Employment Period by giving written notice to Executive specifying therein the effective date of termination. Executive shall have the right at any time to terminate his employment with the Bank for any reason or for no reason. For purposes of this Agreement, and subject to Employer’s opportunity to cure as provided in Section 4(c) hereof, “Good Reason” shall mean:
(i)     a material diminution during the Employment Period in the Executive’s title, duties, responsibilities or authorities as set forth in Section 2 hereof without Executive’s consent;
(ii)     a material breach by Employer of the compensation and benefits provisions set forth in Section 3 hereof;
(iii)     a material breach by Employer of any material terms of this Agreement; or
(iv)    the relocation of Executive’s principal place of employment to any location more than 35 miles from the Bank’s headquarters at the Effective Date.
(c)     Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to Employer’s right to terminate Executive’s employment for “Cause” and Executive’s right to terminate his employment for “Good Reason” that (i) the party alleging a breach shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice to cure the breach. If the breach cannot reasonably be cured or remedied within 30 days, the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days), provided the party against whom a breach is alleged has made and continues to make a diligent effort to effect such remedy or cure. In no event may Executive resign for

“Good Reason” as a result of a given event or circumstance more than two years after the event or circumstance giving rise to such “Good Reason” claim has occurred.
(d)     Termination Upon Death or Permanent Disability. This Agreement shall terminate automatically upon: (i) the death of Executive, and (ii) the “permanent disability” of Executive as such term is defined in the disability insurance provided by Employer, or if such insurance is not provided by Employer, the term shall mean that Executive has been unable to perform or is likely to be unable to perform his duties under this Agreement for a period of at least 90 consecutive days or 120 days in any 180 day period. If the Employment Period is terminated by reason of the permanent disability of the Executive, Employer shall give 30-days’ advance written notice to that effect to the Executive or his representative.
5.     Consequences of Termination. The following are the severance pay and benefits to which Executive is entitled upon termination of employment in all positions with Employer, and such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon such termination. Except in the case of termination of employment by Employer for Cause, or due to death, the post-termination payments (other than those required by law) and benefits shall only be provided if the Executive first enters into a form of general release agreement in the form attached hereto as Exhibit A (provided that Employer may make changes in such form from time to time to address any changes in applicable law).
(a)     Termination Without Cause or for Good Reason. In the event of termination of Executive’s employment hereunder (i) by Employer without “Cause” (other than upon death or permanent disability), or (ii) by Executive for “Good Reason,” Executive shall be entitled to the following severance pay and benefits:
(i)     Severance Pay - a lump sum amount equal to twelve (12) months of the Executive’s annual Base Salary.
(b)     Termination Upon Disability. In the event of termination of Executive’s employment hereunder by Employer on account of permanent disability, Executive shall be entitled to the following severance pay and benefits.
(i)     Severance Pay - severance payments in the form of continuation of the Executive’s Base Salary as in effect immediately prior to such termination for a period of 6 months following the first date of disability; and
(ii)     Benefits Continuation - continuation (to the extent permitted by law and the terms of the applicable plan) of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which Executive is participating at the time of the permanent disability, with Employer continuing to pay its share of premiums and associated costs as if Executive continued in the employ of Employer, to be provided during the Employment Period while Executive is suffering from a permanent disability and for a period of 6 months following the effective date of termination of employment by reason of permanent disability.
(c)     Termination Upon Death. In the event of termination of Executive’s employment hereunder on account of Executive’s death, Employer shall pay to Executive’s beneficiary or beneficiaries or his estate, as the case may be, the accrued Base Salary and accrued and unused vacation earned through the date of death. Such payment shall be made no later than sixty (60) days after the date of death. In addition, Executive’s beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of Executive, as provided for in Section 3(d) above. Executive’s beneficiary or estate shall not be required to remit to Employer any payments received pursuant to any life insurance policy purchased pursuant to Section 3(d) above.
(d)     Termination for Cause or Due to End of the Term. In the event the employment of Executive is terminated by Employer for Cause, no severance payment or benefit shall be provided in such instance. In the event the employment of Executive is terminated as a result of the expiration of the Term, Executive shall be entitled to no severance payment or benefit of any kind notwithstanding any provision to the contrary in the Employer’s employee manual or policies then in effect, except as to matters such as coverage under The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and unused vacation required by law without reference to such manual or policies.
(e)     Accrued Rights. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of Executive’s employment hereunder for any reason or for no reason, Executive shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, payment of any unreimbursed business expenses incurred pursuant to Section 3(f) above, and payment of any accrued but unpaid benefits solely in accordance with the terms of any incentive bonus or employee benefit plan or program of Employer.
(f)     Non-assignability. Neither Executive nor any other person or entity acting on his behalf or as his representative shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Section 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. The terms of this Section 5(f) shall not affect the interpretation of any other provision of this Agreement.

(g)     Regulatory Restrictions. Notwithstanding anything to the contrary contained in this Agreement:
(i)    If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing on the effective date of said order, reimbursement of business expenses incurred as of the effective date of termination, provision of vested rights under any compensation and/or benefit plan of the Employer or any of its affiliates (to the extent permitted by applicable law), and such matters required by law.
(ii)     If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(iii)     If Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.
(iv)     To the extent required by applicable law, all obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of Employer (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.
(v)     No payments shall be made pursuant to this Section 5 or any other provision herein in violation of the requirements of Section 18(k) of the FDIA (12 U.S.C. 1828(k)).
(h)     IRC Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by Employer for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (“Agreement Payments”) shall be reduced (a “Reduction”) to the extent necessary, but not below zero, so that no portion of the Agreement Payments is nondeductible by Employer pursuant to Section 280G of the Code. The Reduction shall be applied before any reduction of any other Payments that are not Agreement Payments unless the plan or agreement calling for such Payments expressly provides to the contrary making specific reference to this Agreement. For purposes of this Section 5(h), present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event a Reduction is required, the Agreement Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive until the Reduction is achieved. Employer shall select a firm of certified public accountants of national standing, (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of Employer or any affiliate of Employer. The Accounting Firm shall make all determinations required to be made under this Section 5(h) and shall provide detailed supporting calculations to Employer and Executive within 30 days after the date of termination of Executive’s employment with Employer or such earlier time as is requested by Employer. Any such determination by the Accounting Firm shall be binding upon Employer and Executive. The Accounting Firm shall determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 5(h).
(i)     Conditions to Severance Benefits. The Bank shall have the right to seek repayment of the severance payments and benefits or to terminate payments or benefits provided by this Section 5 in the event that the Executive fails to honor, in accordance with their terms, the provisions of Sections 6 or 9 hereof.
(j)     Allocation of Payment Obligations Between Bank and PMB. Employer’s payment obligations to Executive hereunder shall be allocated between them to reflect the relative responsibilities, time spent by Executive between the two entities and their affiliates, as well as other factors deemed relevant by the Boards of Bank and PMB; provided, however, each of Bank and PMB shall be jointly and severally liable to Executive for Employer’s obligations hereunder.
6.     Confidentiality. Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, except as required by law to comply with legal process, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any financial information or trade or business secrets, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, customer lists, computer software, or any other information concerning the business or operations of Employer, its subsidiaries, affiliates and any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of the Employer, its subsidiaries or affiliates, and the Employer’s goodwill (the “Business”). The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of Executive’s duties to Employer based on his good faith belief that such a disclosure is in the best interests of Employer; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by Employer to third parties in the ordinary course of business; (iv) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to Employer or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive. In the event Executive is required by law to disclose such information described above, Executive will provide Employer and their counsel with immediate notice of such request so that they may consider seeking a protective order. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of Employer and its subsidiaries and affiliates as may be required by the FRB, CDFI, FDIC or other regulatory agency having jurisdiction over the operations of Employer in connection with an examination of Bank or PMB or other proceeding conducted by such regulatory agency.
Executive agrees that all written, printed or electronic material, notebooks and records including, without limitation, computer disks, used and/or developed by Executive for Employer during the Term of this Agreement, other than Executive’s personal address lists, telephone lists, notes and diaries, are solely the property of Employer, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.
7.     Key-man Life Insurance. Employer shall have the right to obtain and hold a “key- man” life insurance policy on the life of Executive with the Bank as beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.
8.     Unsecured General Creditor. Neither Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of Employer under the provisions of this Agreement. No assets of Employer shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of Employer under this Agreement. All of Employer’s assets shall be and remain the general, unpledged, unrestricted assets of Employer. Employer’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.
9.     Business Protection Covenants.
(a)     Covenant Not to Compete. Executive agrees that he will not, during the Employment Period, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Bank, PMB or their subsidiaries or affiliates (“Competitive Business”) within Orange County, Los Angeles County, San Diego County and San Bernardino County (the “Market Area”), (ii) directly or indirectly own any interest in (other than less than three percent (3%) of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Employer or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 9(a).
(b)     Inducing Employees To Leave The Bank; Employment of Employees. Any attempt on the part of the Executive to induce others to leave Employer’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with Employer’s relationship with its other employees would be harmful and damaging to Employer. Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not in any way, directly or indirectly: (i) induce or attempt to induce any employee of the Employer or any of its subsidiaries of affiliates to quit employment with Employer or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between Employer and its subsidiaries and affiliates and their respective employees; (iii) hire or engage any employee of Employer or any subsidiary or affiliate or any former employee of Employer or any subsidiary or affiliate whose employment with Employer or the relevant subsidiary or affiliate ceased less than twelve (12) months before the date of such hiring or engagement unless the Employer terminated the employment of such former employee in which case Executive may hire such former employee immediately. Notwithstanding the foregoing, it shall not be a violation of this Section 9(b) for Executive to solicit or hire his personal assistant or for Executive to solicit, directly or indirectly, any current or former employee through generalized solicitations not targeted specifically at such employees.

(c)     Nonsolicitation of Business. For a period of twelve (12) months from the date of termination of employment, Executive will not divert or attempt to divert from Employer or any of its subsidiaries or affiliates, any business Employer or a relevant subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.
(d)     Bank’s Ownership of Inventions. To the extent that Executive has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering services to Bank, PMB or any their subsidiaries or affiliates, Executive hereby grants Bank a royalty-free, irrevocable, world- wide, perpetual non-exclusive license (with the right to sublicense), to make, have made, copy, modify, use, sell, license, disclose, publish or otherwise disseminate or transfer such subject matter. Similarly, Executive agrees that all inventions, discoveries, improvements, trade secrets, original works of authorship, developments, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived, developed or reduced to practice during Executive’s employment with Employer, either alone or jointly with others, if on Employer’s time, using Employer’s facilities, or relating to Employer shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title and interest throughout the world in all such intellectual property. Executive agrees that the Bank shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Bank may reasonably request. This provision is intended to apply to the extent permitted by applicable law and is expressly limited by Section 2870 of the California Labor Code, which is set forth in its entirety in Exhibit B to this Agreement. By signing this Agreement, Executive acknowledges that this Section shall constitute written notice of the provisions of Section 2870.
(e)     Bank’s Ownership of Copyrights. Executive agrees that all original works of authorship not otherwise within the scope of Section 9(d) above that are conceived or developed during Executive’s employment with Employer, either alone or jointly with others, if on Employer’s time, using Employer facilities, or relating to Employer, or its subsidiaries or affiliates, are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title, and interest in all such original works of authorship. Executive agrees that the Bank shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for establishing in the Bank’s name the copyright to any such original works of authorship.
10.     Resignations. The Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all offices and directorships with the Bank, PMB and all of their subsidiaries and affiliates.
11.     Other Agreements. The Parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of Employer, that the terms of this Agreement shall supersede the terms of such employee manual or policy.
12.     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 12, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this Section 12 or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent. Notices shall be addressed as follows:

If to the Employer:
Pacific Mercantile Bank
949 South Coast Drive
Third Floor
Costa Mesa, California, 92626
Attn: Chairman of the Board of Directors
If to the Executive:
At his address last reflected in the Employer’s records
With a copy to:
Jeremy L. Goldstein & Associates, LLC

119 Old Church Road
Greenwich, Connecticut 06830
Attn: Jeremy L. Goldstein, Esq.
or to such other respective addresses as the Parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.
13.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Executive’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by Executive would be subject to arbitration under the Arbitration Agreement: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which the Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance. The arbitration will be conducted in Orange County, California. The arbitration shall provide for written discovery and depositions adequate to give the Parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Executive and the Bank shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration, provided that the Bank shall bear all fees and administrative costs charged by the arbitrator and AAA. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
14.     Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of Employer. Except as otherwise provided in Section 4(c), no delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.
15.     Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer upon any sale of all or substantially all of Employer’s assets, or upon any merger, consolidation or reorganization of Bank or PMB with or into any other corporation, all as though such successors and assigns of the Bank and PMB and their respective successors and assigns were the Bank or PMB; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the terms “Bank”, “PMB” or “Employer” shall be deemed to refer to any such successor or assign of the Bank, PMB or Employer referred to in the preceding sentence.
16.     Withholding of Taxes. All payments required to be made by Employer to the Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as Employer may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive’s portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.
17.     Section 409A. If Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of Section 409A of the the Code, Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to Employer, and Employer shall, in consultation with Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or another exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is considered deferred compensations subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day Executive’s separation from service or (ii) Executive’s death. In no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Employer makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.
18.     Indemnification. To the fullest extent permitted by law, regulation, and the Articles of Incorporation and Bylaws of Bank and PMB, Bank and PMB as appropriate shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not the Bank is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while a director or an officer of the Bank. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. All rights hereunder are limited by any applicable state or Federal laws.
19.     Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the Parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).
20.     Payment. All amounts payable by the Bank to Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand. Any salary, benefits or other amounts paid or to be paid to Executive or provided to or in respect of the Executive pursuant to this Agreement shall not be reduced by amounts owing from Executive to Bank.
21.     Expenses. The Bank shall promptly reimburse Executive for any fees and expenses incurred by him in the drafting, review and negotiation of this Agreement, subject to a cap of $10,000.
22.     Authority. Each of the Parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.
23.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
24.     Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.
25.     Entire Agreement; Amendments. This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by Employer, on the one hand, and Executive on the other hand with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Executive and Employer with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and Employer. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.
26.     Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.
27.     Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.
28.     No Third Party Beneficiaries. This Agreement and each and every provision hereof are for the exclusive benefit of the Parties and not for the benefit of any third party.
29.     Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

30.     Regulatory Approval of this Agreement. The Parties acknowledge and agree that entry into this Agreement is and payment of severance under Section 5 may be subject to receipt of approval from the FRB pursuant to Section 1828(k) and Part 359 of the FDIC Rules and Regulations and the CDFI. If such approval is required and not obtained or is subject to modifications specified by the FRB or the CDFI the Parties agree to negotiate in good faith to amend this Agreement to provide for substantially equivalent terms consistent with regulatory requirements.
31.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement shall not be affected by any off-set which the Employer may have against the Executive or others (other than as contemplated by Section 16). In no event shall the Executive be obligated to seek other employment or otherwise mitigate the amounts payable to the Executive under this Agreement.

[The signature page follows on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PACIFIC MERCANTILE BANK

By:	/s/ Edward J. Carpenter
Name:	Edward J. Carpenter
Title:	Chairman of the Board

PACIFIC MERCANTILE BANCORP

By:	/s/ Edward J. Carpenter
Name:	Edward J. Carpenter
Title:	Chairman of the Board

EXECUTIVE:

/s/ Thomas M. Vertin
Thomas M. Vertin

EXHIBIT A

GENERAL RELEASE AGREEMENT
1.Release by Executive. Thomas M. Vertin (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Pacific Mercantile Bancorp, a California corporation (“PMB”), Pacific Mercantile Bank, a California banking corporation (the “Bank”), their respective divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as each of their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Bank and PMB or either of them individually (PMB and the Bank are referred to herein, collectively and individually, as the “Employer”) or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Release Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Employer to Executive pursuant to any of the following: (1) any right to indemnification that Executive may have pursuant to the Employer’s bylaws, its corporate charter or under any written indemnification agreement with the Employer (or any corresponding provision of any subsidiary or affiliate of the Employer) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) with respect to his service as an employee, officer or director of the Employer or any of its subsidiaries or affiliates; (2) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Employer (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued medical and dental coverage that Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985; (4) any rights to payment of vested and accrued benefits that Executive may have under a compensation or benefit plan sponsored or maintained by the Employer; and (5) any rights to compensation or benefits that Executive may have pursuant to Section 5(a) or 5(b) of Executive’s employment agreement with Employer. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Release Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Release Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Release Agreement.
3.    Waiver of Civil Code Section 1542. This Release Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected its terms.

Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:
(a)    He is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
(b)    He was given a copy of this Release Agreement on [___________, 20__] and informed that he had twenty-one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B-1;
(c)    Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(d)    He was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Employer during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Employer nor Executive will have any obligation under this Release Agreement. Any notice of revocation should be sent by Executive in writing to the Employer (attention Robert E. Sjogren), 949 South Coast Drive, Suite 300, Costa Mesa, CA 92626, so that it is received within the seven-day period following execution of this Release Agreement by Executive. Executive agrees to also promptly provide a copy of any such notice to the board of directors of each Employer.
5.    No Transferred Claims. Executive represents and warrants to the Employer that he has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Release Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Headings. The headings in this Release Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Release Agreement or of any particular provision hereof.
(c)    Authority. Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Release Agreement.
(d)    Governing Law. This Release Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.
(e)    Severability. If any provision of this Release Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Release Agreement are declared to be severable.
(f)    Modifications. This Release Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release Agreement, which agreement is executed by both of the parties hereto.
(g)    Waiver. No waiver of any breach of any term or provision of this Release Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Release Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(h)    Arbitration. Any controversy arising out of or relating to this Release Agreement shall be submitted to arbitration in accordance with the arbitration provisions of Executive’s employment agreement entered with Employer.

(i)    Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ____ day of _________________, 20____, at Orange County, California.
“EXECUTIVE”

Thomas M. Vertin

EXECUTED this ____ day of _________________, 20____, at Orange County, California.

PACIFIC MERCANTILE BANK

By:

Name: ___________________________________

Title: ____________________________________

PACIFIC MERCANTILE BANCORP

By:

Name: ___________________________________

Title: ____________________________________

EXHIBIT B
California Labor Code § 2870
Employment agreements; assignment of rights
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.